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                                                                    EXHIBIT 99.1

                                                                   Medaphis News

FOR IMMEDIATE RELEASE

                  MEDIA CONTACTS:                    INVESTOR CONTACT:
                  Andrew Dod/Susan Plunkett          Caryn S. Dickerson
                  Crescent Communications            Medaphis Corporation
                  (404) 287-2000                     (770) 444-5357
                  adod@crescomm.com                  investors@medaphis.com
                  splunkett@crescomm.com

               ALLEN RITCHIE NAMED MEDAPHIS CEO AND BOARD MEMBER;

                      DAVE MCDOWELL TO CONTINUE AS CHAIRMAN

 -- Wayne Tanner of Arthur Andersen LLP appointed CFO; Jim FitzGibbons promoted to Controller and Chief Accounting Officer --

ATLANTA - (JULY 29, 1998) - Medaphis Corporation [NASDAQ: MEDA] announced today that as part of the strategic business plan adopted by the company, Allen W. Ritchie, 40, currently president and chief operating officer, has been named president and chief executive officer and has been elected to the board of directors, effective immediately. David E. McDowell will remain chairman of the company. In late 1996, McDowell, then a member of the Medaphis board of directors, agreed to serve as chairman and CEO to stabilize the company and establish an experienced management team to address the significant issues then facing Medaphis. The company also announced the appointment of Wayne A. Tanner, a partner with Arthur Andersen LLP, with 21 years of financial and strategic consulting and corporate finance experience, as its chief financial officer.

"We are pleased with the progress we have made in the past 18 months," McDowell said. "Today, Medaphis has a detailed operating strategy, a management team comprised of professionals who have proven their ability to drive growth-oriented, customer-focused strategies, and a commitment to customer satisfaction. We have dramatically strengthened our accounting and control systems and made tremendous progress on the litigation front. While there is still much work to do, these accomplishments helped us gain confidence in the underlying strength of our people, our products and our markets. Since joining the company in

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January, Allen has been working to refine the focus of Medaphis and has been a driving force behind the implementation of our current business plan. The company's progress in clearly defining its strategic direction is the direct result of the exceptional leadership and organizational skills Allen has demonstrated since he joined Medaphis."

John C. Pope, a Medaphis Board member since 1997, said, "Today's announcement underscores the Board's confidence in the strategic direction and management of the company as well as recognizes the successful resolution of many of the challenges that Medaphis has faced since 1996. Given Allen's record of accomplishments and his contributions at Medaphis, we agreed with Dave that it was appropriate to take this step at this time. We are fortunate to have Allen lead the company into the future and to have Dave continue as chairman."

Prior to joining Medaphis, Ritchie served in various executive positions, including president of Atlanta-based AGCO (NYSE: AG), an agricultural equipment provider. During his tenure at AGCO, the company grew from $200 million to more than $3 billion in revenue through a series of successful acquisitions and internal growth. Ritchie also served on the Board of Directors of AGCO and as a member of its Strategic Planning Committee. Allen resides in Atlanta, is married and has three children.

"Supported by strong and effective directors, Dave has been instrumental in setting Medaphis back on course," said Ritchie. "His foresight and determination to prepare for Medaphis' long term growth are responsible for getting the company to where we are today. I look forward to building upon what Dave has so effectively and successfully put in motion."

The company also announced that Wayne A. Tanner, 43, a partner in the Atlanta office of Arthur Andersen, has been appointed chief financial officer, effective September 1, 1998. Tanner earned a B.B.A. in Accounting and Business Law and a Masters of Business Administration from the University of Georgia. He joined Arthur Andersen after graduating and has been a

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partner in their Atlanta office since 1990. Tanner will succeed Mark P.
Colonnese, the former chief financial officer.

"Having known Wayne for more than 10 years and working closely with him at Arthur Andersen, I am very pleased to add him to the talented management team we have assembled. His extensive skills in corporate finance and his experience with major public companies are precisely what Medaphis needs as it enters the next phase of our strategic plan," commented Ritchie.

In a separate action, the company announced the promotion of James W. FitzGibbons to controller and chief accounting officer, effective immediately. Prior to joining Medaphis in September 1995, FitzGibbons spent five years in accounting and advisory services at Arthur Andersen.

"Jim's assistance was absolutely critical to re-establishing trust in our accounting systems, enhancing management accountability and controls and establishing clarity in our financial statements," said Ritchie. "This promotion completes the senior financial team at Medaphis comprised of Wayne Tanner, Jim FitzGibbons and Caryn Dickerson, our treasurer."

ABOUT MEDAPHIS CORPORATION

Medaphis is a leader in delivering healthcare information, products and services, together with enabling technologies in selected industries. Based in Atlanta, Georgia, Medaphis currently services approximately 20,000 physicians and 2,700 hospitals across the nation and more than 100 systems integration customers in service industries such as communications, energy, high tech and government.

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Editor's Note: Further information on Medaphis is available on the World Wide
Web at www.Medaphis.com.

Medaphis is a registered trademark of Medaphis Corporation.